UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Henry H. Hubble
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving,TX 75039-2298	and Secretary

May 12, 2008

VIA E-MAIL

Dear Investor

[Fund name] holds a significant position in Exxon Mobil Corporation stock and will soon be voting proxies for these shares. I would like to call to your attention two issues which we believe are of particular importance to shareholders – the proposals to mandate separation of the positions of Chairman and CEO (item #5 on our ballot), and to establish a shareholder advisory vote on executive compensation (so called “Say on Pay,” item #7 on our ballot).

We understand that Proxy Committees often have guidelines but also consider proposals, as they should, on a case-by-case basis in that no one governance model fits all companies. We are asking you and your Proxy Committee to consider the specific arguments included in the ExxonMobil Board’s responses (enclosed with this letter) in our proxy statement before making voting decisions on these two important proposals. As discussed in more detail in the enclosed proxy responses, the ExxonMobil Board believes that the decision as to who should serve as Chairman and Chief Executive Officer is the proper responsibility of the Board.

The ExxonMobil Board also believes that a shareholder advisory vote on executive compensation is not warranted and that clearer, more effective channels of communication between shareholders and the Board already exist.

We would like to discuss these issues with you in more detail as they pertain to ExxonMobil. Please contact me at 972.444.1538, Mike Cooper at 972.444.1153, or Thom Gill at 972.444.1236.

Thank you for your consideration of these matters.

Sincerely,

Enclosure

EXXONMOBIL BOARD’S RESPONSES

(from April 10, 2008 Proxy Statement)

ITEM 5 – BOARD CHAIRMAN AND CEO

•	The Board believes that the decision as to who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined or separated, is the proper responsibility of the Board.

•

The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company, and to judge how the capabilities of the Company’s directors and senior managers can be most effectively organized to meet those needs.

•	The Board believes that the most effective leadership structure for Exxon Mobil Corporation at the present time is for Mr. Tillerson to serve as both Chairman and CEO.

•

The Board believes very strongly that there is NO single best organizational model that would be most effective in all circumstances. The Board retains the authority to modify this structure to best address the Company’s unique circumstances, and so advance the best interests of all shareholders, as and when appropriate.

•

Further, the Company has a strong governance structure in place with many processes to provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance processes are reflected in the Corporate Governance Guidelines and the various Committee Charters that are available on our Web site. Some of the relevant sections in these documents explain that:

-	The Board has adopted a Presiding Director model. The Presiding Director (a role that rotates between the Chairs of the Compensation and Board Affairs Committees) chairs meetings of the independent directors and provides consolidated feedback from those meetings to the Chairman.
-	EACH director is responsible for helping ensure that meeting agendas are appropriate and that sufficient time and information is available to address issues the directors believe are significant and warrant their attention. Each has the ability to request additional meetings of the independent directors as necessary.
-	The Board Affairs Committee oversees robust processes for shareholders and other stakeholders to communicate in writing, to the directors individually, to the various committees of the Board, and to the full Board on matters of significance. These processes are outlined on our Web site, and are published in this proxy statement (see page 10).

ITEM 7 – SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

•

The Board believes that the Company has demonstrated that a thorough, thoughtful, and transparent approach to executive compensation – including a number of very effective ways for shareholders to express their views on these matters – is already in place at ExxonMobil. Therefore, the Board believes the adoption of an advisory vote policy as suggested by the proponent is unnecessary and not warranted.

•

The Compensation Committee is responsible for defining and explaining the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for the Company’s senior executives. In carrying out these responsibilities, the Committee is committed to act in the best interests of both the Company and its shareholders.

EXXONMOBIL BOARD’S RESPONSES

(from April 10, 2008 Proxy Statement)

•

As outlined in this proxy, a strong executive compensation design and review process exists. The Board works diligently to ensure that the Company’s compensation philosophy and elements drive behavior that is aligned with long-term shareholder value creation. The “Compensation Disclosure and Analysis” (CD&A) clearly describes how our plans are designed and administered. As explained in detail in the CD&A section of this proxy statement, we believe ExxonMobil’s superior performance clearly shows that our executive compensation program is achieving its intended goals.

•

The Directors have unique, direct knowledge of senior executives’ performance, participate directly in the Company’s strategy development, and are advised by professional compensation consultants. Any vote by shareholders would be based on incomplete information.

•

The Board believes the detailed disclosure in the proxy statement provides shareholders with sufficient information to understand how the Compensation Committee has discharged its responsibilities. Shareholders who wish to express their views to the Board have several effective ways to do so – all of which are considerably clearer and therefore more effective than an up or down advisory vote. Shareholders can:

-	Write to any Board member or group of Board members and describe their views specifically on executive compensation or on any other material matter.
-	Email any Board member or group of Board members through the communication portal on the Company’s Web site.
-	Write or email Company management representatives and discuss specific concerns with the appropriate department managers and/or staff.
-	Attend the Annual Meeting of Shareholders and express their views in that forum.

•

The Board has proactively addressed compensation design to ensure the Company’s compensation approach achieves the Board’s objectives. In some cases this means we lead changes, and in other cases we have not adopted popular approaches because they were not aligned with the long-term nature of our business. For example:

-	In recent years, the Compensation Committee has eliminated reimbursement of club membership dues and fees, eliminated deferred compensation arrangements, and eliminated tax gross-ups on items considered to be perquisites.
-	We grant restricted stock with the longest restricted periods of which we are aware. The restricted periods extend up to 10 years after retirement, and are not subject to acceleration except in case of death.
-	Our incentive plans have long placed executive compensation at risk of forfeiture in case an executive engages in activity that is detrimental to the interests of the Corporation. In addition, we recently amended our bonus plan to include a provision to recoup performance-based awards from senior executives in case of a restatement of results, even if the executive was not responsible for the mis-statement.
-	Executives do not have employment contracts at ExxonMobil; all are “at-will” employees. Nor does the Company have severance payment plans in place for senior executives.
-	The Company has adopted a robust director resignation policy to recognize the principles associated with majority voting for directors.

•

The Board believes these examples demonstrate that the Company is responsive to shareholder input, and to governance developments, and that therefore the processes in place to receive and consider shareholder feedback are effective.

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